Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor and Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

LABCORP’S LIQUID YIELD OPTION™ NOTES DUE 2021 AND ZERO COUPON
CONVERTIBLE SUBORDINATED NOTES DUE 2021 TO ACCRUE CONTINGENT
INTEREST

Burlington, NC, March 12, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that for the period of March 12, 2008 to September 11, 2008, its zero coupon subordinated Liquid Yield Option™ Notes due 2021 (LYONs) and Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) will, subject to the terms of the LYONs and Zero Coupon Notes, accrue contingent cash interest at a rate of no less than 0.125% of the average market price of a LYON or Zero Coupon Note, as applicable, for the five trading days ended March 7, 2008, in addition to the continued accrual of the original issue discount. Contingent cash interest, which the Company has determined to be approximately $1.31 per Note, will be payable to holders of the LYONs or Zero Coupon Notes as of the record date, which is August 27, 2008. The payment of contingent cash interest is expected to be made on September 11, 2008.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.